Exhibit 10.1

December 12, 2014

Joseph Israel

50 Picadilly Park

Frisco, TX 75034

Dear Joseph:

On behalf of Par Petroleum Corporation (the “Corporation”), I am pleased to offer you the position of President and Chief Executive Officer of the Corporation reporting directly to our Board of Directors. You will also be appointed to the Board of Directors by action of the Board on or about the time of your commencement of employment as President and Chief Executive Officer.

Base annual compensation for this position will be $450,000 subject to annual review. In addition you will be eligible to participate in all compensation and benefit programs applicable to other senior managers of the Corporation as approved by the compensation committee. Your annual cash bonus target will be 75% of your base annual compensation, with actual cash bonus payments up to 150% of base annual compensation, based on the achievement of specific individual and corporate performance criteria as set by the compensation committee.

You will also be eligible to participate in equity programs approved by the compensation committee. Currently these programs include annual grants of awards under the Long-Term Incentive Plan in the form of restricted stock units (“RSUs”) and stock options. Your annual RSU grant target will be equal to 75% (to 150%) of your annual base compensation, and your annual stock option award target will also be 75% (to 150%) of your annual base compensation, with the number of shares determined on the basis of a Black-Scholes valuation as of the date of grant. The stock options will have an exercise price equal to the closing price of the Corporation’s common stock on the date of grant. You will be granted an initial award of both RSU’s and stock options equal to your annual base compensation upon your appointment as President and Chief Executive Officer. Subsequent annual equity awards will be determined at the discretion of the compensation committee, and awarded at the Corporation’s Board meeting during the first quarter of the calendar year, upon review of the Corporation’s previous year’s audited financial statements. All equity grants will be subject to the approval of the Board of Directors and the terms of the Corporation’s equity award plan, including non-competition, non-solicitation and confidentiality covenants.

800 Gessner Rd., Suite 875 | Houston, Texas 77024

Office: (281) 899-4800 |Fax: (281) 565-1237

Page Two

December 12, 2014

At all times during your employment with the Corporation you will be (i) eligible to participate in all of the Corporation’s benefit programs, which include various life, health and accident insurance plans and savings plan, and (ii) covered by any director and officer liability insurance program. Relocation assistance will be provided in accordance with the Corporation’s standard policy and grossed up for any imputed income associated with your relocation.

In accordance with our established policy, this offer is contingent upon approval of the compensation committee and satisfactory completion of all reference and other background checks.

Please acknowledge acceptance of this offer by signing below and returning one copy to my attention. I would like to take this opportunity to wish you luck in your new position, and I am sure our relationship will be one of mutual benefit. Feel free to contact me should you have any questions.

Sincerely,

Robert Silberman
Chairman of the Compensation Committee of the Board of Directors

Accepted:

	Date:	12/12/2014

Joseph Israel

cc: Mel Klein, Chairman of the Board

ADDENDUM A

TO OFFER LETTER DATED DECEMBER 12, 2014

In the event of the termination of your employment with Par Petroleum Corporation (the “Corporation”) without Cause or for Good Reason, (as hereinafter defined), you shall be entitled to receive the following severance benefits:

1. Salary continuation payments equal to one (1) year’s base annual compensation in effect at the time of your termination, less all applicable withholding and deductions, payable pro rata over a period of twelve (12) months;

2. A bonus equal to the average of the bonus paid to you over the prior three years (and if such termination occurs prior the end of three years, then the target bonus shall be imputed for such unserved periods), less all applicable withholding and deductions, payable pro rata over a period of twelve (12) months;

3. Outstanding unvested equity awards shall be accelerated and vest effective upon the date of your termination of employment.

For purposes of the Offer Letter to which this Addendum is attached and this Addendum, the terms “Cause” and “Good Reason” shall have the following meanings:

“Cause” shall mean that you have:

(a) been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; or

(b) committed an act of personal dishonesty or fraud involving personal profit in connection with Executive’s employment by the Corporation; or

(c) committed a material breach of any material covenant, provision, term, condition, understanding or undertaking set fo1ih in the Offer Letter or any restrictive covenant running in favor of the Corporation to which you may be subject; or

(d) committed an act which the Board of Directors of the Corporation, (including the Compensation Committee) has found to have involved willful misconduct or gross negligence on your part; or

(e) failed or refused to substantially perform the lawful duties of your employment in any material respect; or

(f) failed to comply with the lawful written rules and policies of the Corporation in any material respect;

provided, however, that no termination under clause (c), (d), (e) or (f) above shall be effective unless you shall have first received written notice describing in reasonable detail the basis for the termination and within fifteen (15) days following delivery of such notice you shall have failed to cure such alleged behavior constituting “Cause”; provided, further, that this notice requirement prior to termination shall be applicable only if such behavior or breach is capable of being cured.

“Good Reason” shall mean that you have resigned from employment with the Corporation following the occurrence of one or more of the events set forth in clauses (a) through (d) below without your prior written consent, provided, that, in connection with any event or events specified in clauses (a) through (d) below, (i) you have first delivered written notice to the Corporation of your intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (ii) such event or events are not cured by the Corporation within fifteen (15) days (or such longer reasonable period of time as is necessary to cure such event so long as the Corporation is diligently pursuing such cure) following delivery of such written notice:

(a) any diminution in your base annual compensation;

(b) any removal from your position as President and Chief Executive Officer or any material diminution in your authority, duties, or responsibilities;

(c) a material change in the geographic location of your principal office with the Corporation; or

(d) any material breach by the Corporation of its obligations under this Agreement.

The foregoing severance benefits and payments shall be conditioned upon (1) your execution and delivery to the Corporation of an effective release of all claims against, and covenant not to sue, the Corporation and its subsidiaries, affiliates, officers, directors, employees, representatives and agents, which release is not revoked within applicable statutory timeframes and (2) your continued compliance with all restrictive covenants and continuing obligations to the Corporation, a breach of which covenants or obligations shall result in the termination and forfeiture of all of the foregoing benefits and payments.

Accepted:

Date: 12/12/2014

Joseph Israel